                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.____)

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   ADVANCED DIGITAL INFORMATION CORPORATION
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                    ADVANCED DIGITAL INFORMATION CORPORATION
                                 P.O. BOX 97057
                            11431 WILLOWS ROAD N.E.
                         REDMOND, WASHINGTON 98073-9757

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 16, 2000

                            ------------------------

TO THE SHAREHOLDERS:

    The Annual Meeting of Shareholders (the "Annual Meeting") of Advanced Digital Information Corporation, a Washington corporation ("ADIC" or the "Company"), will be held on Wednesday, February 16, 2000 at 10:00 a.m., local time, at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington, for the following purposes:

    1.  To elect one director to hold office for a three-year term;

    2. To consider and vote upon a proposal to approve the Advanced Digital Information Corporation 1999 Stock Incentive Compensation Plan; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

    Only holders of record of shares of ADIC Common Stock at the close of business on January 3, 2000, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and adjournments or postponements thereof. Shareholders are cordially invited to attend the Annual Meeting in person.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Leslie S. Rock
                                          SECRETARY - TREASURER

Redmond, Washington
January 19, 2000

PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                    ADVANCED DIGITAL INFORMATION CORPORATION
                                 P.O. BOX 97057
                            11431 WILLOWS ROAD N.E.
                         REDMOND, WASHINGTON 98073-9757

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement, which was first mailed to shareholders of Advanced Digital Information Corporation ("ADIC" or the "Company") on or about
January 19, 2000, is furnished to shareholders of the Company (the "Shareholders") in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held February 16, 2000, and any adjournments or postponements thereof (the "Annual Meeting"). A proxy may be revoked in writing at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and voting in person. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, unless revoked. There were 25,683,648 shares of the Company's common stock (the "Common Stock"), the only security of the Company entitled to vote at the Annual Meeting, outstanding at January 3, 2000. Holders of a majority of those shares, present in person or represented by proxy, will constitute a quorum. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on January 3, 2000, the record date for the Annual Meeting.

    The cost of soliciting proxies will be borne by the Company. Proxies will be solicited by certain of the Company's directors, officers and regular employees ("Team Members"), without additional compensation, personally or by telephone or telefax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

    Each shareholder will be entitled to one vote for each share of Common Stock held. Directors will be elected by a plurality of the shares of Common Stock present by proxy or in person at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Abstention from voting on the election of the director will have no impact on the outcome of this proposal since no vote has been cast in favor of the nominee. The 1999 Stock Incentive Compensation Plan will be approved if the votes cast in favor of the proposal by the shares entitled to vote thereon exceed the votes cast against the proposal. Abstentions from voting and broker nonvotes on this proposal will have no impact on the outcome since no vote has been cast for or against the proposal. There can be no broker nonvotes on either the election of the director or the approval of the 1999 Stock Incentive Compensation Plan since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to these matters.

    The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The accompanying Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the Annual Meeting.

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes. One class is elected each year by the Shareholders. At the Annual Meeting, one director will be elected to serve for a term of three years, expiring on the date of the Annual Meeting of Shareholders in 2003. The nominee, Christopher T. Bayley, currently serves as a director of the Company. If elected, Mr. Bayley will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Restated Bylaws of the Company. The names of directors whose terms will continue after the Annual Meeting are listed below.

    The Company's management and members of the Board of Directors wish to thank Russ McNeill for his many contributions as a director of the Company.
Mr. McNeill, whose term as a director will conclude at the Annual Meeting, served as a director of Interpoint Corporation (the company from which ADIC was spun off on October 15, 1996) from 1977 until its acquisition by Crane Co. in 1996, and has served as a director of ADIC since 1996. In recognition of benefits Mr. McNeill has provided to the Company over the years through his insight, guidance and advice, the Board of Directors intends to confer on Mr. McNeill the honorary title of director emeritus of the Company. The Company's management and Board of Directors look forward to Mr. McNeill's continuing contributions to the Company on an informal basis.

    Unless otherwise instructed, the persons named in the accompanying Proxy intend to vote shares represented by properly executed proxies for the nominee named below. If the nominee becomes unavailable for any reason or if a vacancy occurs before the election (which events are not anticipated), the proxies may be voted for a person to be selected by the Board of Directors.

                                    NOMINEE

NAME AND AGE                                                  DIRECTOR SINCE
------------                                                  --------------
Christopher T. Bayley, age 61...............................       1996

    Mr. Bayley has served as a Director of ADIC since 1996. He served as a Director of Interpoint from 1987 to 1996. He has served as a principal of The Madison Group, a public affairs consulting firm, since 1997. He has served as Chairman of Dylan Bay Companies since 1995 and served as Chairman of New Pacific Partners, a Seattle and Hong Kong-based investment bank from 1992 to 1995.
Mr. Bayley served as President and Chief Executive Officer of Glacier Park Company, a real estate development firm, from 1985 to 1992. He served as Senior Vice President, Corporate Affairs, of Burlington Resources Inc., an oil and gas exploration and production company, from 1989 to 1992. Mr. Bayley also serves as a Director of The Commerce Bank and eBallot.net, is Chairman of the Resource Action Council, and is a member of the Board of Trustees of Camp Norwester, Scenic America and the E.B. Dunn Historic Garden Trust. He holds an A.B. in History from Harvard University and a J.D. from Harvard Law School.

                              CONTINUING DIRECTORS

NAME AND AGE                                                  TERM EXPIRES   DIRECTOR SINCE
------------                                                  ------------   --------------
Peter H. van Oppen, age 47..................................      2002            1986

    Mr. van Oppen has served as Chairman of the Board and Chief Executive Officer of ADIC since its acquisition by Interpoint in 1994, and as President from 1994 to 1997. He served as Chairman of the Board of Interpoint from 1995 until its acquisition by Crane Co. in October 1996. He also served as President and Chief Executive Officer of Interpoint from 1989 until its acquisition by Crane Co. in October 1996, as President and Chief Operating Officer of Interpoint from 1987 to 1989, and as

Executive Vice President for Finance and Operations of Interpoint from 1985 to 1987. Prior to 1985, Mr. van Oppen worked as a Consulting Manager at PricewaterhouseCoopers LLP and at Bain & Company in Boston and London. He has additional experience in medical electronics and venture capital. Mr. van Oppen also serves as a Director of Seattle FilmWorks, Inc., Spacelabs Medical, Inc. and Key Technology, Inc. He holds a B.A. from Whitman College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

NAME AND AGE                                                  TERM EXPIRES   DIRECTOR SINCE
------------                                                  ------------   --------------
Tom A. Alberg, age 59.......................................      2002            1998

    Mr. Alberg has been a principal of Madrona Investment Group LLC, a private venture investment firm, since January 1996. Prior to joining Madrona, Mr. Alberg was the President, Chief Operating Officer and a Director of LIN Broadcasting Corporation, a cellular telephone company, from 1991 to 1995, and the Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, Inc. from 1990 to 1995. Prior to 1990, Mr. Alberg was Chairman of the Executive Committee and a partner in the law firm of Perkins Coie LLP. Mr. Alberg also serves as a director of Active Voice Corporation, Amazon.com, Inc., and Teledesic Corporation.

NAME AND AGE                                                  TERM EXPIRES   DIRECTOR SINCE
------------                                                  ------------   --------------
Walter F. Walker, age 45....................................      2001            1996

    Mr. Walker served as a Director of Interpoint from 1995 until its acquisition by Crane Co. in 1996. Mr. Walker has served as President of the Seattle Supersonics National Basketball Association basketball team, a subsidiary of Ackerley Communications, Inc., since 1994. Prior to this, he served as President of Walker Capital, a money management firm, in 1994, and as Vice President of Goldman Sachs & Co., an investment banking firm, from 1987 to 1994. Mr. Walker serves as a Director of Drexler Technology and Redhook Ale Brewery, Incorporated, as a member of the University of Virginia Board of Visitors and as a Director of the Washington State Special Olympics Board. He holds a B.A. in Psychology from the University of Virginia and an M.B.A. from Stanford University.

NAME AND AGE                                                  TERM EXPIRES   DIRECTOR SINCE
------------                                                  ------------   --------------
John W. Stanton, age 44.....................................      2002            1996

    Mr. Stanton served as a Director of ADIC for five years prior to its acquisition by Interpoint in 1994 and as a Director of Interpoint from 1988 until its acquisition by Crane Co. in October 1996. Mr. Stanton has served as Chairman of the Board and Chief Executive Officer of both VoiceStream Wireless and Western Wireless Corporation and its predecessor companies since 1992. Prior to this, he served as a Director of McCaw Cellular Communications, Inc. from 1987 to 1994, serving as Vice Chairman from 1988 to 1991. Mr. Stanton also serves as a Director of Columbia Sportswear, SmarTone Inc. and as a Trustee of Whitman College. He holds a B.A. in Political Science from Whitman College and an M.B.A. from Harvard Business School.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During the last fiscal year there were five meetings of the Board of Directors. All directors attended at least 75% of all board and committee meetings of which they were a member.

    The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee. The Audit Committee, composed of Messrs. McNeill and Walker, reviews with the Company's independent auditors the scope, results and costs of the audit engagement. During the last fiscal year, there was one meeting of the Audit Committee.

    The Nominating Committee, composed of Messrs. Bayley, van Oppen and Walker, nominates and recommends candidates for the Board of Directors. During the last fiscal year, there were no meetings of the Nominating Committee. Shareholders may nominate candidates for director when such candidate is nominated in compliance with the rules set forth in the Company's Restated Bylaws.

    The Compensation and Stock Option Committee, composed of Messrs. Bayley, Stanton and Walker, determines the salary and bonus to be paid to the Company's Chief Executive Officer and reviews the salaries and bonuses for those reporting to the Chief Executive Officer. The Committee also administers the Company's stock option plans and meets either independently or in conjunction with the Company's full Board of Directors to grant options to eligible individuals in accordance with the terms of each plan. During the last fiscal year, there were four meetings of the Compensation and Stock Option Committee.

                COMPENSATION OF DIRECTORS; STOCK OPTION PROGRAM

    Nonemployee directors are paid a retainer of $2,000 per quarter and $500 for each Board of Directors meeting attended. The employee director is not paid any fees for serving as a member of the Board of Directors. Committee members are paid $500 for each meeting attended which is not part of a regularly scheduled Board of Directors meeting.

    If the Advanced Digital Information Corporation 1999 Stock Incentive Compensation Plan (the "1999 Incentive Plan") is approved by the Shareholders, each director who is not an employee of the Company (an "Eligible Director") will automatically receive a nonqualified stock option to purchase 12,000 shares of Common Stock upon his or her initial election or appointment ("Initial Grant"). Such options vest in four equal annual installments of 3,000 shares each beginning one year after the date of grant. The 1999 Incentive Plan also provides for an automatic annual grant ("Annual Grants") of options to purchase 3,000 shares of Common Stock to each Eligible Director on the date of each annual meeting of Shareholders. Such options granted to Eligible Directors vest on the date of the next annual meeting of Shareholders and expire after five years. The 1999 Incentive Plan will be administered by the Board of Directors or a designated committee. Previously, Eligible Directors received automatic Initial Grants of 11,000 shares of Common Stock and Annual Grants of 4,000 shares of Common Stock (such Initial Grants and Annual Grants reflecting the two-for-one split of the Company's Common Stock effected August 12, 1999) under the Advanced Digital Information Corporation 1996 Stock Option Plan (the "1996 Option Plan"). If the 1999 Incentive Plan is approved by the Shareholders, no further grants will be made to Eligible Directors under the 1996 Option Plan.

                            PROPOSAL TO APPROVE THE
                    ADVANCED DIGITAL INFORMATION CORPORATION
                     1999 STOCK INCENTIVE COMPENSATION PLAN

    Subject to shareholder approval, the Board of Directors adopted the 1999 Incentive Plan on December 8, 1999. The 1999 Incentive Plan provides a means whereby selected Team Members (including directors who are also Team Members), officers, consultants, advisors and agents of the Company may be granted stock awards, incentive stock options ("ISOs"), or nonqualified stock options ("NSOs") to purchase shares of Common Stock. In addition, Eligible Directors receive automatic awards of NSOs under the 1999 Incentive Plan. Subject to adjustment required in the event of any recapitalization of the Company, one million shares of Common Stock are available for issuance under the 1999 Incentive Plan. Approximately 500 persons are eligible to participate in the 1999 Incentive Plan. On January 3, 2000 the average of the high and low sale prices of the Common Stock was $50.1875 per share, as reported by the Nasdaq National Market.

    The 1999 Incentive Plan is substantially similar to the Company's 1996 Option Plan, except that the 1999 Incentive Plan provides for the grant of stock awards as well as stock options. As of

January 3, 2000, approximately 250,000 shares of Common Stock were available for grant under the 1996 Option Plan. No further grants will be made under the 1996 Option Plan after it expires by its terms.

    The Board believes that the adoption of the 1999 Incentive Plan would, among other things, promote the interests of the Company and its Shareholders by assisting the Company in attracting, retaining and stimulating the performance of directors, officers and key Team Members. The Board believes that existing option grants have contributed substantially to the successful achievement of the above objectives and that the granting of stock awards and stock options for these purposes is comparable with the practices of other high-technology companies.

    A copy of the 1999 Incentive Plan, as proposed, is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the 1999 Incentive Plan is a summary and does not purport to be a complete description. See Appendix A for more detailed information.

DESCRIPTION OF THE PROPOSED 1999 INCENTIVE PLAN

    The 1999 Incentive plan is administered by the Board of Directors or a designated committee (the "Plan Administrator"). Subject to the terms of the 1999 Incentive Plan, the Plan Administrator determines the terms and conditions of stock awards and options granted under the 1999 Incentive Plan, including the exercise price of options granted under the 1999 Incentive Plan. The 1999 Incentive Plan provides that the Plan Administrator must establish an exercise price for ISOs that is not less than the fair market value per share at the date of grant. Each ISO must expire within ten years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the 1999 Incentive Plan and the tax laws pertaining to ISOs provide that the exercise price may not be less than 110% of the fair market value per share at the date of grant and that the term of the ISOs may not exceed five years. Unless otherwise established by the Plan Administrator, the term of each option shall be five years from the date of grant. Unless otherwise provided by the Plan Administrator, options granted under the 1999 Incentive Plan vest at a rate of 25% per year over a four-year period.

    Eligible Directors of the Company receive option awards under the 1999 Incentive Plan only in the form of automatic grants. These automatic grants are described above under "ELECTION OF DIRECTORS--Compensation of Directors; Stock Option Program."

    No stock award or option may be transferred by the optionee other than by will or the laws of descent or distribution, except for certain transfers that may be permitted by the Plan Administrator. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, retirement, death or total disability, as such terms are defined in the 1999 Incentive Plan) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or in such longer period as is determined by the Plan Administrator. In the event the optionee is terminated for cause, the options terminate upon the Company's discovery of such cause. In the event the optionee retires, dies or becomes totally disabled, options vested as of the date of death or total disability may be exercised prior to the earlier of the option's specified expiration date and one year from the date of the optionee's death or disability.

    In the event of certain corporate transactions, including certain mergers or a sale of substantially all the assets or a liquidation of the Company, vesting of each option outstanding will automatically accelerate so that it will, immediately prior to such corporate transaction, become 100% vested, except that options other than those granted to Eligible Directors will not so accelerate if and to the extent that (a) such options are, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with comparable awards for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (b) such options are to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. The vesting of any options that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time will accelerate in the event the participant's employment or other services subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by the successor corporation for cause or by the participant voluntarily without good reason.

    Shares subject to options granted under the 1999 Incentive Plan that have lapsed or terminated may become subject to options granted under that plan. No ISOs may be granted under the 1999 Incentive Plan more than ten years after the later of (a) the Plan's adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

FEDERAL INCOME TAX CONSEQUENCES

    The material U.S. federal income tax consequences to the Company and to any person granted a stock award or an option under the 1999 Incentive Plan who is subject to taxation in the United States under existing applicable provisions of the Code and underlying Treasury Regulations are substantially as follows. The following summary does not address state, local or foreign tax consequences and it is based on present law and regulations as in effect as of the date hereof.

    NSOS.  No income will be recognized by an optionee upon the grant of an NSO.

    Upon the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value at the time of exercise of the shares acquired over the exercise price. Upon a later sale of those shares, the optionee will have capital gain or loss equal to the difference between the amount realized on such sale and the tax basis of the shares sold. Furthermore, this capital gain or loss will be long-term capital gain or loss (currently taxed at a maximum rate of 20%) if the shares are held for more than one year before they are sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the exercise price), and the shares' holding period will begin on the day after the exercise date.

    If the optionee uses already-owned shares to pay the exercise price of an NSO in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

    ISOS.  No income will be recognized by an optionee upon the grant of an ISO.

    The rules for the tax treatment of an NSO also apply to an ISO that is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of permanent and total disability, as defined in the Code).

    Upon the exercise of an ISO during employment or within three months after the optionee's termination of employment (12 months in the case of permanent and total disability), for regular tax purposes the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time equal to the excess of the fair market value of the shares over the exercise price). If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option exercise price will be taxed to the optionee as long-term capital gain or loss. If the shares are disposed of in an arms' length sale before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares received on the exercise date over the exercise price (or, if less, the excess of the amount realized on the sale of the shares over the exercise price), and the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the exercise price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

    STOCK AWARDS. Depending on the terms of the award, taxable ordinary income may or may not be recognized by the participant upon the grant of the award.

    For stock awards subject to vesting and other similar restrictions, the participant will recognize ordinary income when the shares cease to be subject to the restrictions in an amount equal to the excess of the fair market value of the shares at that time over the amount paid for the shares. The participant may elect, under Section 83(b) of the Code, to recognize ordinary income at the time of the transfer in an amount equal to the excess of the fair market value of the shares at that time over the amount paid for the shares. In that case, no additional income is recognized upon lapse of restrictions on the shares, but if the shares are subsequently forfeited, the participant may not deduct the income recognized at the time of receipt of the shares, and will have a capital loss equal to the amount paid for the shares.

    For stock awards that are not subject to restrictions, other than restrictions on transfer, the participant generally recognizes ordinary income at the time of receipt. The holding period for the shares begins at the time income is recognized under the rules, and the tax basis in the shares is the amount of ordinary income so recognized plus the amount, if any, paid for the shares. Any dividends received on the restricted shares prior to the date income is recognized as described above would be taxable ordinary income when received.

    COMPANY DEDUCTION. In all the foregoing cases the Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to certain limitations. Among these limitations is Section 162(m) of the Code, under which certain compensation payments in excess of $1 million are not deductible by the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception if they meet the requirements set forth in
Section 162(m) of the Code and Treasury Regulations promulgated thereunder. The 1999 Incentive Plan has been drafted to allow compliance with those performance-based criteria.

                    RECOMMENDATION BY THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE ADVANCED DIGITAL INFORMATION CORPORATION 1999 STOCK INCENTIVE COMPENSATION PLAN.

                               EXECUTIVE OFFICERS

    The following are executive officers of ADIC who will serve in the capacities noted until their successors are appointed:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Peter H. van Oppen........................     47      Chairman of the Board and Chief Executive
                                                         Officer

Charles H. Stonecipher....................     38      President and Chief Operating Officer

William C. Britts.........................     41      Executive Vice President, Sales and
                                                       Marketing

Jon W. Gacek..............................     38      Senior Vice President and Chief Financial
                                                         Officer

Michael R. Grosbost.......................     53      President and General Manager, ADIC Europe

    Each executive officer of the Company is appointed annually by the Board of Directors.

    For a biographical summary of Mr. van Oppen see, "ELECTION OF DIRECTORS."

    CHARLES H. STONECIPHER. Mr. Stonecipher has served as President and Chief Operating Officer of ADIC since 1997 and as Senior Vice President and Chief Operating Officer of ADIC from 1995 to 1997. Prior to this, he served as Vice President, Finance and Administration and Chief Financial Officer of Interpoint from 1994 to 1995. Prior to joining Interpoint, Mr. Stonecipher worked as a Manager at Bain & Company in San Francisco from 1989 to 1994. He holds B.S. and M.S. degrees in Mechanical Engineering from Stanford University, where he graduated Phi Beta Kappa, and an M.B.A. from Harvard Business School.

    WILLIAM C. BRITTS. Mr. Britts has served as Executive Vice President, Sales and Marketing of ADIC since 1998, as Vice President, Sales and Marketing from 1995 to 1997 and Director of Marketing of ADIC in 1994. For seven years prior to joining ADIC, Mr. Britts served in a number of marketing and sales positions with Raychem Corporation and its subsidiary, Elo TouchSystems. He holds B.S. and M.S. degrees in Mechanical Engineering from Virginia Polytechnic Institute and an M.B.A. from Harvard Business School.

    JON W. GACEK. Mr. Gacek joined the Company as Senior Vice President Finance and Chief Financial Officer in November, 1999. Prior to joining the company, he was a partner at PricewaterhouseCoopers LLP and led their Seattle Office Technology Practice. He joined Price Waterhouse in 1985 and was admitted as a partner in 1996. While at PricewaterhouseCoopers LLP, Mr. Gacek also assisted Bain Capital, a leading private equity investment firm, with a number of mergers, acquisitions, leveraged buyouts and other transactions. He has additional experience in early stage venture-backed companies. Mr. Gacek holds a B.A. in Accounting from Western Washington University and is a certified public accountant.

    MICHEL R. GROSBOST. Mr. Grosbost has served as president and general manager, ADIC Europe since 1994. From 1988 to 1994, Mr. Grosbost served in various general management positions with Gigatape and GigaTrend Europe SARL, predecessor to ADIC Europe. From 1985 to 1988, Mr. Grosbost served as Vice President, International with Intertechnique. He holds an advanced degree in Electrical Engineering from the University of Grenoble, France.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the Company's Chief Executive Officer (the "CEO") and each of the three other most highly compensated executive officers of the Company (together with the CEO, the "named executive officers") during the fiscal years ended October 31, 1999, 1998 and 1997. Stock option awards in fiscal years 1998 and 1997 have been adjusted to reflect a two-for-one split of our common stock effected August 12, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                     ANNUAL COMPENSATION       SECURITIES
                                                  -------------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY ($)   BONUS(1) ($)    OPTIONS(#)    COMPENSATION(2)
---------------------------            --------   ----------   ------------   ------------   ---------------
Peter H. van Oppen...................    1999      $269,236      $150,000         40,000          $5,000
Chairman and                             1998       227,500            --         40,000           5,412
Chief Executive Officer                  1997       204,308       110,000         40,000           4,750

Charles H. Stonecipher...............    1999       219,231       100,000         40,000           5,521
President and                            1998       173,750            --         40,000           3,998
Chief Operating Officer                  1997       153,486        87,500         30,000           4,071

William C. Britts....................    1999       182,808        70,000         30,000           5,000
Executive Vice President,                1998       149,538        56,000        100,000           5,000
Sales and Marketing                      1997       101,519        44,000         10,000           1,900

Michel R. Grosbost(3)................    1999       133,224        41,109         20,000              --
President and General Manager,           1998       116,709            --         20,000              --
ADIC Europe                              1997       121,684        36,842         10,000              --

------------------------

(1) Consists of ADIC Bonus Plan awards for fiscal 1999 and 1997, and a special bonus award for fiscal 1998, where applicable.

(2) Consists of matching contributions to the Company's 401(k) plan match and includes an additional matching contribution made during fiscal 2000 to maximize Company match benefit.

(3) Assumes an exchange rate of French francs to U.S. dollars of 6.1 to 1,
    5.9 to 1, and 5.7 to 1 in fiscal years 1999, 1998, and 1997, respectively.

                              STOCK OPTION GRANTS

    The following table sets forth certain information regarding options granted during the fiscal year ended October 31, 1999 to the named executive officers under the Company's 1996 Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS(1)
----------------------------------------------------------------------------------------------------------------------
                                                                                                        POTENTIAL
                                                                                                    REALIZABLE VALUE
                                                                                                       AT ASSUMED
                                                                                                     ANNUAL RATES OF
                                                PERCENT OF                                             STOCK PRICE
                                  NUMBER OF    TOTAL OPTIONS                                        APPRECIATION FOR
                                  SECURITIES    GRANTED TO     EXERCISE                                  OPTION
                                  UNDERLYING       TEAM         PRICE                                    TERM(2)
                                   OPTIONS      MEMBERS IN      ($ PER    EXPIRATION     GRANT     -------------------
NAME                               GRANTED      FISCAL YEAR     SHARE)       DATE        DATE       5% ($)    10% ($)
----                              ----------   -------------   --------   ----------   ---------   --------   --------
Peter H. van Oppen..............    40,000         3.99%        8.3125    12/9/2003    12/9/1998    91,864    202,995

Charles H. Stonecipher..........    40,000         3.99%        8.3125    12/9/2003    12/9/1998    91,864    202,995

William C. Britts...............    30,000         3.00%        8.3125    12/9/2003    12/9/1998    68,898    152,246

Michel R. Grosbost..............    20,000         2.00%        8.3125     5/9/2004    12/9/1998    45,932    101,497

------------------------

(1) These options vest in four equal annual installments beginning one year after the date of grant. The per share exercise price represents the fair market value of the Common Stock on the date of grant. The options for Mr. Grosbost expire five and one-half years from the date of grant; all other officer options expire five years from the date of grant.

(2) Future value of current year grants assuming appreciation of 5% and 10% per year over the five-year option period.

                    OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information regarding options exercised in fiscal 1999 and options held as of October 31, 1999 by each of the named executive officers.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING                 VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS HELD          IN-THE-MONEY OPTIONS
                               SHARES                             AT OCTOBER 31, 1999         AT OCTOBER 31, 1999 ($)(2)
                             ACQUIRED ON        VALUE        -----------------------------   -----------------------------
NAME                          EXERCISE     REALIZED ($)(1)   EXERCISEABLE   UNEXERCISEABLE   EXERCISEABLE   UNEXERCISEABLE
----                         -----------   ---------------   ------------   --------------   ------------   --------------
Peter H. van Oppen.........    170,000        1,760,475          80,000         150,000       2,380,313       4,463,524

Charles H. Stonecipher.....    160,000        1,804,184          67,500         132,500       2,010,781       3,940,867

William C. Britts..........     24,000          288,739          67,500         122,500       2,017,500       3,568,438

Michel R. Grosbost.........     63,500        1,217,403          28,750          60,750         858,906       1,796,611

------------------------

(1) Value realized is determined by subtracting the exercise price from the fair market value on the date the options were exercised and multiplying the resulting number by the number of underlying shares of Common Stock.

(2) Value is calculated based on the difference between the option exercise price and the fair market value of the Common Stock as of October 31, 1999, times the number of shares for those shares which are in-the-money.

            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON
                              ANNUAL COMPENSATION

    The policy of the Compensation and Stock Option Committee (the "Committee") of the Board of Directors with respect to executive officer compensation is that such compensation should (a) assist ADIC in attracting, motivating and retaining key executives critical to the Company's success, (b) align the interests of the executives with the interests of the Shareholders, (c) reflect ADIC's performance, and (d) reward executives for their individual performance. Executive compensation includes base salary, bonuses based on Company performance and stock option grants. These programs are designed to provide incentives for both short- and long-term performance.

    BASE SALARY. The base salary of the CEO is set at an amount the Committee believes is competitive or somewhat below salaries paid to executives of companies of comparable size in similar industries and located within the local area. In evaluating salaries, the Committee relies upon surveys that provide data by industry and size of company, as well as knowledge of local pay practices as reported in financial periodicals or otherwise accessible to the Committee. Additionally, a review of the CEO's performance and a general review of the Company's financial and stock price performance are considered. The base salary for executive officers is reviewed annually. The CEO's base salary was increased from $250,000 to $300,000 effective June 1, 1999.

    BONUSES. The ADIC Bonus Plan (the "ABP") is a noncontributory plan that covers all ADIC Team Members except certain personnel based outside the United States and commissioned sales staff. Bonuses are paid in a single, annual payment. The Board of Directors sets aside a portion of pretax profits for payment under the ABP based upon achievement of certain corporate performance goals established at the beginning of the year. These goals are primarily tied to operating profit and provide for significant growth in sales and profitability during the year. Upon achievement of these goals, ABP payment targets are set as a percentage of base compensation depending upon the Team Member's level of responsibility, with certain adjustments reflecting individual performance. Payment amounts are targeted to Team Members beginning at a level of 8% of current base salary. For the CEO and other key Team Members, the ABP sets a threshold level of Company performance that must be attained before any bonuses are awarded. The payment target amount for the CEO is 50% of base salary as of the end of the fiscal year. ABP payments are presented in the Summary Compensation Table under the heading "Bonus."

    STOCK OPTION GRANTS. The Company provides its executive officers with long-term incentives through the 1996 Option Plan and will provide similar incentives through the 1999 Incentive Plan, if adopted. As with the 1996 Option Plan, the objective of the 1999 Incentive Plan is to provide incentives to maximize shareholder value. The Committee relies upon surveys and general familiarity with the proportion of shares available for stock options in similar technology-based companies to determine appropriate grant levels. On
December 9, 1998, the CEO was granted options to purchase 40,000 shares of Common Stock at an exercise price of per share of $8.3125 subject to a four-year vesting schedule.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                           John W. Stanton, Chairman
                             Christopher T. Bayley
                                Walter F. Walker

                               PERFORMANCE GRAPH
                       COMPARISON OF CUMULATIVE RETURN(1)
                AMONG ADVANCED DIGITAL INFORMATION CORPORATION,
              S&P 500 INDEX AND NASDAQ COMPUTER MANUFACTURER INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      STANDARD & POOR'S   NASDAQ COMPUTER
          ADIC STOCK          500 Index  Manufacture Index
10/17/96        $100               $100               $100
10/31/96         $85               $100                $98
10/31/97        $127               $129               $134
10/31/98         $97               $155               $176
10/31/99        $552               $193               $331

------------------------

(1) Assumes $100 invested in ADIC Common Stock at the close of the first day of trading on October 17, 1996. Similarly, assumes $100 invested in the S&P 500 Index and in the Nasdaq Computer Manufacturer Index and the on October 17, 1996.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires ADIC officers and directors, and persons who own more than 10% of a registered class of ADIC's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% Shareholders are required by SEC regulation to furnish ADIC with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 4 or 5 were required for those persons, ADIC believes that during fiscal 1999 all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    The following table sets forth information as of January 3, 2000, with respect to the beneficial ownership of shares of Common Stock by (a) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (b) each director of ADIC, (c) each of ADIC's executive officers for whom compensation is reported in this Proxy Statement, and (d) all directors and executive officers of ADIC as a group. Except as noted, ADIC believes that the beneficial owners listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                      SHARES
                                                                BENEFICIALLY OWNED
                                                              -----------------------
NAME                                                           NUMBER        PERCENT
----                                                          ---------      --------
FMR Corp. ..................................................  2,163,500        8.42%
  82 Devonshire Street
  Boston, MA 02109(1)

Silverman Partners, L.P. ...................................  1,279,400        5.00%
  120 Broadway
  New York, NY 10271

Tom A. Alberg(2)............................................     78,600        *

Christopher T. Bayley(3)....................................     77,000        *

Russell F. McNeill(4).......................................     10,000        *

John W. Stanton(5)..........................................    748,328        2.91%

Peter H. van Oppen(6).......................................    149,662        *

Walter F. Walker(7).........................................     89,000        *

William C. Britts(8)........................................    108,466        *

Jon W. Gacek................................................          0           0

Michel R. Grosbost(9).......................................     20,944        *

Charles H. Stonecipher(10)..................................     36,624        *

All directors and executive officers as a group (10           1,318,624        5.13%
  persons)(11)..............................................

------------------------

   * Represents holdings of less than 1%.

 (1) Includes shares held indirectly by direct and indirect subsidiaries of FMR Corp., including 2,018,900 shares held by Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp. FMR Corp. holds sole dispositive power with respect to all 2,163,500 shares and voting power with respect to 81,600 shares.

 (2) Includes 19,000 shares subject to issuance upon exercise of options that are exercisable within 60 days. Includes 25,600 shares owned by Raven Trust, a charitable trust of which Mr. Alberg and his spouse are the sole trustees. Includes 4,000 shares owned by the Seattle Foundation, a community charitable foundation, over which Mr. Alberg has investment discretion. Includes 6,000 shares held for the children of Mr. Alberg under the Uniform Transfer to Minors Act.

 (3) Includes 14,000 shares subject to issuance upon exercise of options that are exercisable within 60 days. Includes 2,000 shares owned by Mr. Bayley's spouse.

 (4) Includes 10,000 shares subject to issuance upon exercise of options that are exercisable within 60 days.

 (5) Includes 14,000 shares subject to issuance upon exercise of options that are exercisable within 60 days. Does not include 25,000 shares owned by Aven Foundation, a foundation controlled by Mr. Stanton and his spouse. Mr. Stanton and his spouse disclaim beneficial ownership over the shares held by Aven Foundation.

 (6) Includes 23,000 shares subject to issuance upon exercise of options that are exercisable within 60 days. Includes 484 shares owned by Mr. van Oppen's spouse. Does not include 2,800 shares that are held in trust for Mr. van Oppen's minor children or 1,500 shares that are held in a trust (of which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims beneficial ownership.

 (7) Includes 34,000 shares subject to issuance upon exercise of options that are exercisable within 60 days.

 (8) Includes 100,000 shares subject to issuance upon exercise of options that are exercisable within 60 days.

 (9) Includes 20,000 shares subject to issuance upon exercise of options that are exercisable within 60 days.

 (10) Includes 27,500 shares subject to issuance upon exercise of options that are exercisable within 60 days.

 (11) Includes 261,500 shares subject to issuance upon exercise of options that are exerciseable within 60 days, 25,600 shares owned by Raven Trust, a charitable trust of which Mr. Alberg and his spouse are the sole trustees, 4,000 shares owned by the Seattle Foundation, 6,000 shares held for the children of Mr. Alberg under the Uniform Transfer to Minors Act, 2,000 shares owned by Mr. Bayley's spouse, and 484 shares owned by Mr. van Oppen's spouse. Does not include 25,000 shares owned by Aven Foundation, 2,800 shares that are held in trust for Mr. van Oppen's minor children or 1,500 shares that are held in a trust (of which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims beneficial ownership.

                              CERTAIN TRANSACTIONS

    The Company reimburses Michel R. Grosbost, President and General Manager, ADIC Europe, for use of office space and equipment located in his residence in connection with the Company's sales operations in Europe. Rent payments for use of this office space and equipment in fiscal 1999 were $24,000.

    In May 1999, the Company's Board of Directors approved Change of Control Agreements with each of its executive officers. These agreements provide that upon a "change of control" (as defined in the agreements), the Company or its affiliated companies will continue to employ such executive officer, in accordance with the terms of the agreement, for a specified period (the "Employment Period"). The Employment Period is three years in the case of the Company's Chief Executive Officer, Peter van Oppen, and its Chief Operating Officer, Chuck Stonecipher, and either two years or one year for other executive officers. During the applicable Employment Period, such executive officer's position and duties would remain commensurate to those prior to the change of control, and such executive officer would be employed at a location within 35 miles of where such executive officer was employed prior to the change of control. During the applicable Employment Period, each such executive officer will be entitled to receive an annual base salary at least equal to his or her annual salary for the fiscal year in which the change of control occurs plus an annual bonus at least equal to 75% of the highest annual bonus paid or payable to the executive officer in respect of the two fiscal years immediately preceding the fiscal year in which the change of control occurs. In addition, during the applicable Employment Period each such executive will be entitled to participate in insurance and employee benefit programs and to reimbursement for reasonable employment expenses, as generally available to other employees after the change of control. If during the Employment Period the executive officer's employment is terminated by the Company for any reason other than death, disability or "cause," or by the executive for "good reason" (as such terms are defined in the agreements), such executive officer will be entitled to certain other benefits, including a lump-sum payment equal to all accrued or deferred compensation, plus severance pay equal to one, two or three times the sum of the executive officer's annual base salary for the fiscal year in which the termination occurs and an amount equal to 75% of the highest annual bonus paid or payable to the executive officer for the three years preceding his or her termination. In addition, any executive officer so terminated will be entitled to immediate vesting and exercisability of all his or her options to purchase securities of ADIC or its successor. The lump sum severance amounts otherwise payable under the change of control agreements are subject to reduction in the event that such payments constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code.

    The Company may unilaterally terminate any of the change of control agreements at any time by giving notice to an executive officer. Such termination would be effective one year following the date of such notice and would be without effect were a change of control to occur during such one-year period.

                              INDEPENDENT AUDITORS

    PricewaterhouseCoopers LLP was ADIC's independent auditor in fiscal 1999. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement, if desired.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    In accordance with the Company's Bylaws, a shareholder proposing to transact business at the Company's annual meeting of shareholders must provide notice of such proposal, in the manner required by the Company's Bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if the Company provides less than 60 days' notice of such meeting, no later than 10 days after the date of the Company's notice). Shareholder proposals to be considered for inclusion in the Company's proxy statement and form of proxy relating to its annual meeting of shareholders to be held in February 2001 must be received by the Company no later than September 21, 2000.

                                 OTHER MATTERS

    The Company's Board of Directors knows of no other matters that may come before the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement, the persons named in the Proxy intend to vote the Proxy in accordance with their best judgment.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    A copy of the Company's Annual Report to Shareholders for the 1999 fiscal year which also includes the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1999 (including financial statements), accompanies this Proxy Statement.

                                   APPENDIX A
                    ADVANCED DIGITAL INFORMATION CORPORATION
                     1999 STOCK INCENTIVE COMPENSATION PLAN

                              SECTION 1.  PURPOSE

    The purpose of the Advanced Digital Information Corporation 1999 Stock Incentive Compensation Plan (the "Plan") is to enhance the long-term shareholder value of Advanced Digital Information Corporation, a Washington corporation (the "Company"), by offering opportunities to selected persons to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its Related Corporations (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

                            SECTION 2.  DEFINITIONS

    For purposes of the Plan, the following terms shall be defined as set forth below:

    "AWARD" means an award or grant made pursuant to the Plan, including, without limitation, awards or grants of Stock Options or Stock Awards, or any combination of the foregoing.

    "BOARD" means the Board of Directors of the Company.

    "CAUSE" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

    "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

    "COMMON STOCK" means the common stock, no par value, of the Company.

    "CORPORATE TRANSACTION" means any of the following events:

    (a) Consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation own less than 2/3 of the outstanding voting securities of the surviving corporation;

    (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary corporation (as the term "subsidiary corporation" is defined in Section 8.3) of the Company;

    (c) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or

    (d) Acquisition by a person, within the meaning of Section 3(a)(9) or of
Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act of a majority or more of the Company's outstanding voting securities (whether directly or indirectly, beneficially or of record). Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) pursuant to the Exchange Act.

    "DISABILITY," unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Corporation and to be engaged in any substantial gainful activity.

    "EFFECTIVE DATE" has the meaning set forth in Section 17.

    "ELIGIBLE DIRECTOR" means a member of the Board who is not also an employee of the Company or any "parent corporation" or "subsidiary corporation" (as those terms are defined in Section 8.3) of the Company.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FAIR MARKET VALUE" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the average of the high and low per share sales prices for the Common Stock as reported by the Nasdaq National Market for a single trading day or
(b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the average of the high and low per share sales prices for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

    "GOOD REASON" means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice from the Participant:

    (a) a change in the Participant's status, title, position or responsibilities (including reporting responsibilities) that, in the Participant's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities that, in the Participant's reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions, except in connection with the termination of the Participant's employment for Cause, for Disability or as a result of his or her death, or by the Participant other than for Good Reason;

    (b) a reduction in the Participant's annual base salary;

    (c) the Successor Corporation's requiring the Participant (without the Participant's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

    (d) the Successor Corporation's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Participant was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Participant with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

    (e) any material breach by the Successor Corporation of its obligations to the Participant under the Plan or any substantially equivalent plan of the Successor Corporation; or

    (f) any purported termination of the Participant's employment or service relationship for Cause by the Successor Corporation that is not in accordance with the definition of Cause under the Plan.

    "GRANT DATE" means the date on which the Plan Administrator completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

    "INCENTIVE STOCK OPTION" means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

    "NONQUALIFIED STOCK OPTION" means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

    "OPTION" means the right to purchase Common Stock granted under Section 7.

    "OPTION TERM" has the meaning set forth in Section 7.3.

    "PARENT," except as otherwise provided in Section 8.3 in connection with Incentive Stock Options, means any entity, whether now or hereafter existing, that directly or indirectly controls the Company.

    "PARTICIPANT" means (a) the person to whom an Award is granted; (b) for a Participant who has died, the personal representative of the Participant's estate, the person(s) to whom the Participant's rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 11; or (c) the person(s) to whom an Award has been transferred in accordance with Section 11.

    "PLAN ADMINISTRATOR" means the Board or any committee or committees designated by the Board or any person to whom the Board has delegated authority to administer the Plan under Section 3.1.

    "RETIREMENT" means retirement as of the individual's normal retirement date under the Company's 401(k) Plan or other similar successor plan applicable to salaried employees, unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan.

    "RELATED CORPORATION" means any Parent or Subsidiary of the Company.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "STOCK AWARD" means shares of Common Stock or units denominated in Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

    "SUBSIDIARY," except as otherwise provided in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company.

    "SUCCESSOR CORPORATION" has the meaning set forth in Section 13.3.

    "TERMINATION DATE" has the meaning set forth in Section 7.6.

                           SECTION 3.  ADMINISTRATION

3.1  PLAN ADMINISTRATOR

    The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more senior executive officer of the Company to grant Awards to designated classes of eligible persons, within the limits specifically prescribed by the Board.

3.2  ADMINISTRATION AND INTERPRETATION BY PLAN ADMINISTRATOR

    Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Award and may from time to time adopt and change rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

                     SECTION 4.  STOCK SUBJECT TO THE PLAN

4.1  AUTHORIZED NUMBER OF SHARES

    Subject to adjustment from time to time as provided in Section 13.1, the number of shares of Common Stock that shall be available for issuance under the Plan shall be 1,000,000 shares.

    Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2  LIMITATIONS

    (a) Subject to adjustment from time to time as provided in Section 13.1, not more than an aggregate of 100,000 shares shall be available for issuance pursuant to grants of Stock Awards under the Plan.

    (b) Subject to adjustment from time to time as provided in Section 13.1, not more than 200,000 shares of Common Stock may be made subject to Awards under the Plan to any individual in the aggregate in any one fiscal year of the Company, except that the Company may make additional one-time grants of up to 400,000 shares to newly hired individuals, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

4.3  REUSE OF SHARES

    Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in vested and nonforfeitable shares) shall again be available for issuance in connection with future grants of Awards under the Plan; provided, however, that for purposes of
Section 4.2, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

                            SECTION 5.  ELIGIBILITY

    Awards may be granted under the Plan to those officers, directors and employees of the Company and its Related Corporations as the Plan Administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Related Corporations; provided, however, that such Participants render bona fide services that are not in connection with the offer and sale of the Company's securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.

                               SECTION 6.  AWARDS

6.1  FORM AND GRANT OF AWARDS

    The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options and Stock Awards. Awards may be granted singly or in combination.

6.2  SETTLEMENT OF AWARDS

    The Company may settle Awards through the delivery of shares of Common Stock, cash payments, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents. The Plan Administrator may at any time offer to buy out, for a payment in cash or Common Stock, an Award previously granted based on such terms and conditions as the Plan Administrator shall establish and communicate to the Participant at the time such offer is made.

6.3  ACQUIRED COMPANY AWARDS

    Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

                         SECTION 7.  AWARDS OF OPTIONS

7.1  GRANT OF OPTIONS

    The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2  OPTION EXERCISE PRICE

    The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date. For Incentive Stock Options granted to a more than 10% shareholder, the Option exercise price shall be as specified in Section 8.2.

7.3  TERM OF OPTIONS

    The term of each Option (the "Option Term") shall be as established by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the maximum Option Term shall be as specified in Sections 8.2 and 8.4.

7.4  EXERCISE OF OPTIONS

    The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

PERIOD OF PARTICIPANT'S CONTINUOUS EMPLOYMENT
OR SERVICE WITH THE COMPANY OR ITS RELATED               PERCENT OF TOTAL OPTION
CORPORATIONS FROM THE OPTION GRANT DATE               THAT IS VESTED AND EXERCISABLE
---------------------------------------               ------------------------------
After 1 year........................................                25%
After 2 years.......................................                50%
After 3 years.......................................                75%
After 4 years.......................................               100%

    The Plan Administrator may adjust the vesting schedule of an Option held by a Participant who works less than "full-time" as that term is defined by the Plan Administrator.

    To the extent that an Option has vested and become exercisable, the Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. An Option may not be exercised for less than 100 shares at any one time (or the lesser number of remaining shares covered by the Option).

7.5  PAYMENT OF EXERCISE PRICE

    The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, in any combination of

    (a) cash or check;

    (b) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price;

    (c) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

    (d) such other consideration as the Plan Administrator may permit.

    In addition, to assist a Participant (including a Participant who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant of a full-recourse promissory note, (ii) the payment by the Participant of the purchase price, if any, of the Common Stock in installments, or (iii) the guarantee by the Company of a full-recourse loan obtained by the Participant from a third party. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment.

7.6  POST-TERMINATION EXERCISES

    The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

    (a) Any portion of an Option that is not vested and exercisable on the date of termination of the Participant's employment or service relationship (the "Termination Date") shall expire on such date.

    (b) Any portion of an Option that is vested and exercisable on the Termination Date shall expire upon the earliest to occur of

        (i) the last day of the Option Term;

        (ii) if the Participant's Termination Date occurs for reasons other than Disability, Retirement, Cause or death, the three-month anniversary of such Termination Date;

       (iii) if the Participant's Termination Date occurs by reason of Disability, Retirement or death, the one-year anniversary of such Termination Date.

    Notwithstanding the foregoing, if the Participant dies after the Termination Date while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Termination Date shall expire upon the earlier to occur of (y) the last day of the Option Term and (z) the first anniversary of the date of death, unless the Plan Administrator determines otherwise.

    Also notwithstanding the foregoing, in case of termination of the Participant's employment or service relationship for Cause, the Option shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant's employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant's rights under any Option likewise shall be suspended during the period of investigation.

    A Participant's transfer of employment or service relationship between or among the Company and its Related Corporations, or a change in status from an employee to a consultant, agent, advisor or independent contractor, shall not be considered a termination of employment or service relationship for purposes of this Section 7. The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

                 SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS

    To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1  DOLLAR LIMITATION

    To the extent the aggregate Fair Market Value (determined as of the Grant
Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2  MORE THAN 10% SHAREHOLDERS

    If an individual owns more than 10% of the total voting power of all classes of the Company's stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option Term shall not exceed five years. The determination of more than 10% ownership shall be made in accordance with
Section 422 of the Code.

8.3  ELIGIBLE EMPLOYEES

    Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of
Section 422 of the Code.

8.4  TERM

    Except as provided in Section 8.2, the Option Term shall not exceed
10 years.

8.5  EXERCISABILITY

    An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Termination Date for reasons other than death or Disability, (b) more than one year after the Termination Date by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant's reemployment rights are guaranteed by statute or contract.

    For purposes of this Section 8.5, Disability shall mean "disability" as that term is defined for purposes of Section 422 of the Code.

8.6  TAXATION OF INCENTIVE STOCK OPTIONS

    In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year from the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7  PROMISSORY NOTES

    The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

                            SECTION 9.  STOCK AWARDS

9.1  GRANT OF STOCK AWARDS

    The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals related to profits, revenue or profit growth, profit-related return ratios, cash flow or total shareholder return, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant's employment or service relationship.

9.2  ISSUANCE OF SHARES

    Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Participant's release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant's death, to the personal representative of the Participant's estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

9.3  WAIVER OF RESTRICTIONS

    Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under
Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

            SECTION 10.  AWARDS OF OPTIONS TO NONEMPLOYEE DIRECTORS

    Notwithstanding any other provision of the Plan to the contrary, grants to Eligible Directors shall be made only pursuant to the terms and conditions set forth below.

10.1  ANNUAL GRANTS

    Commencing with the Company's 2000 Annual Meeting of Shareholders, each Eligible Director shall automatically receive a grant of an Option to purchase 3,000 shares of Common Stock immediately following each year's Annual Meeting of Shareholders ("Annual Grants"). Annual Grants shall vest and become exercisable upon the optionee's continued service as a director until the next Annual Meeting of Shareholders after the Grant Date.

10.2  INITIAL GRANTS

    Each Eligible Director shall automatically receive a grant of an Option to purchase 12,000 shares of Common Stock immediately following his or her initial election or appointment to the Board ("Initial Grants"). Initial Grants shall vest and become exercisable as follows: Options for 3,000 shares shall become exercisable on and after one year after the Grant Date, and Options for an additional 3,000 shares shall become exercisable on and after each of the three succeeding anniversaries of the Grant Date.

10.3  NONQUALIFIED STOCK OPTIONS; TERM OF OPTIONS

    Options granted to an Eligible Director under the Plan shall constitute Nonqualified Stock Options. The term of each Option granted under this
Section 10 shall be five years from the Grant Date.

10.4  OPTION EXERCISE PRICE

    The exercise price for shares purchased under an Option granted under this
Section 10 shall be the Fair Market Value of the Common Stock on the Grant Date.

10.5  POST-TERMINATION EXERCISES

    In case of termination of the Participant's services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Participant at the date of such termination, only within three months after the date the Participant ceases to be a director of the Company if such termination is for reasons other than Disability and only within one year if such termination is by reason of Disability, but in no event later than the remaining term of the Option. Any Option exercisable at the time of the Participant's death may be exercised, to the extent of the number of shares purchasable by the Participant at the date of the Participant's death, by the personal representative of the Participant's estate entitled thereto at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option. In case of termination of the Participant's services for Cause, the Option shall automatically terminate upon first notification to the Participant of such termination. If a Participant's services with the Company are suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant's rights under any Option likewise shall be suspended during the period of investigation.

10.6  CORPORATE TRANSACTION

    In the event of a Corporate Transaction, each Option that is at the time outstanding shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested, except that such acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable "pooling of interests" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. All such Options not exercised prior to that time shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction.

10.7  AVAILABILITY OF SHARES

    The Options provided for in this Section 10 are subject to the availability of shares under the Plan. If at the date of any grant under this Section 10 there are insufficient shares of Common Stock available to satisfy the grants in whole, then the shares available shall be divided by the number of Eligible Directors then entitled to a grant and each such Eligible Director shall be granted an Option for that number of shares.

10.8  OTHER TERMS APPLICABLE

    Except as otherwise provided in this Section 10, Options granted to Eligible Directors shall be subject to the terms and conditions of the Plan applicable to other Participants.

                            SECTION 11.  WITHHOLDING

    The Company may require the Participant to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Award. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Participant to satisfy withholding obligations, in whole or in part, (a) by paying cash,
(b) by electing to have the Company withhold shares of Common Stock (up to the minimum required federal tax withholding rate) or (c) by transferring to the Company shares of Common Stock (already owned by the Participant for the period necessary to avoid a charge to the Company's earnings for financial reporting purposes), in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any Award or any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Participant to the Company or a Related Corporation.

                           SECTION 12.  ASSIGNABILITY

    Awards granted under the Plan and any interest therein may not be assigned, pledged or transferred by the Participant and may not be made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, and, during the Participant's lifetime, such Awards may be exercised only by the Participant. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Participant to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Participant's death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

                            SECTION 13.  ADJUSTMENTS

13.1  ADJUSTMENT OF SHARES

    In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in
(a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan as set forth in Section 4.1 and the maximum number and kind of securities that may be made subject to Stock Awards and to Awards to any individual as set forth in Sections 4.2, 10.1 and 10.2 and
(ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this Section 13.1 but shall be governed by Sections 13.2 and 13.3, respectively.

13.2  DISSOLUTION OR LIQUIDATION

    In the event of the proposed dissolution or liquidation of the Company, the Plan Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Plan Administrator in its discretion may permit a Participant to exercise an Option until ten days prior to such transaction with respect to all vested and exercisable shares of Common Stock covered thereby and with respect to such number of unvested shares as the Plan Administrator shall determine. In addition, the Plan Administrator may provide that any forfeiture provision or Company repurchase option applicable to any Award shall lapse as to such number of shares as the Plan Administrator shall determine, contingent upon the occurrence of the proposed dissolution or liquidation at the time and in the manner contemplated. To the extent an Option has not been previously exercised, the Option shall terminate automatically immediately prior to the consummation of the proposed action. To the extent a forfeiture provision applicable to a Stock Award has not been waived by the Plan Administrator, the Stock Award shall be forfeited automatically immediately prior to the consummation of the proposed action.

13.3  CORPORATE TRANSACTION

    3.3.1  OPTIONS

    In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, and except for Options granted pursuant to
Section 10, each outstanding Option shall be assumed or continued or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the "Successor Corporation"). In the event that the Successor Corporation refuses to assume, continue or substitute for the Option, the Participant shall fully vest in and have the right to exercise the Option as to all of the shares of Common Stock subject thereto, including shares as to which the Option would not otherwise be vested or exercisable. If an Option will become fully vested and exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a specified time period after the date of such notice, and the Option shall terminate upon the expiration of such period, in each case conditioned on the consummation of the Corporate Transaction. For the purposes of this Section 13.3, the Option shall be considered assumed if, following the Corporate Transaction, the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option, immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction. All Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation. Any such Awards that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall be accelerated in the event the Participant's employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Successor Corporation for Cause or by the Participant voluntarily without Good Reason. Notwithstanding the foregoing, no Incentive Stock Option shall become exercisable pursuant to this Section 13.1 without the

Participant's consent, if the result would be to cause such Option not to be treated as an Incentive Stock Option (whether by reason of the annual dollar limitation described in Section 8.1 or otherwise).

    13.3.2  STOCK AWARDS

    In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, the vesting of shares subject to Stock Awards shall accelerate, and the forfeiture provisions to which such shares are subject shall lapse, if and to the same extent that the vesting of outstanding Options accelerates in connection with the Corporate Transaction. If unvested Options are to be assumed, continued or substituted by a Successor Corporation without acceleration upon the occurrence of a Corporate Transaction, the forfeiture provisions to which such Stock Awards are subject shall continue with respect to shares of the Successor Corporation that may be issued in exchange for such shares.

    Any such Awards that are assumed or replaced in the Corporate Transaction, other than a Related Party Transaction, and do not otherwise accelerate at that time shall be accelerated in the event that the Participant's employment or service relationship should subsequently terminate within two years following such Corporate Transaction, unless such employment or service relationship is terminated by the Successor Corporation for Cause or by the Participant voluntarily without Good Reason; provided, that such acceleration shall not occur if, in the opinion of the Company's outside accountants, such acceleration would render unavailable "pooling of interests" accounting treatment for any Corporate Transaction for which pooling of interests accounting treatment is sought by the Company.

    "Related Party Transaction" means (a) a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock in the surviving corporation immediately after the merger, (b) a mere reincorporation of the Company or
(c) a transaction undertaken for the sole purpose of creating a holding company.

13.4  FURTHER ADJUSTMENT OF AWARDS

    Subject to Sections 13.2 and 13.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

13.5  LIMITATIONS

    The grant of Awards shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

13.6  FRACTIONAL SHARES

    In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

                 SECTION 14.  AMENDMENT AND TERMINATION OF PLAN

14.1  AMENDMENT OF PLAN

    The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with
Section 422 of the Code or any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a "modification" to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

14.2  TERMINATION OF PLAN

    The Board may suspend or terminate the Plan at any time. The Plan shall have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than ten years after the later of (a) the Plan's adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

14.3  CONSENT OF PARTICIPANT

    The amendment or termination of the Plan or the amendment of an outstanding Award shall not, without the Participant's consent, impair or diminish any rights or obligations under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 12 shall not be subject to these restrictions.

                              SECTION 15.  GENERAL

15.1  EVIDENCE OF AWARDS

    Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

15.2  NO INDIVIDUAL RIGHTS

    Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Corporation or limit in any way the right of the Company or any Related Corporation to terminate a Participant's employment or other relationship at any time, with or without Cause.

15.3  REGISTRATION

    Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

    The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

    To the extent that the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.4  NO RIGHTS AS A SHAREHOLDER

    No Option or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

15.5  COMPLIANCE WITH LAWS AND REGULATIONS

    Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

15.6  PARTICIPANTS IN FOREIGN COUNTRIES

    The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Corporations may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

15.7  NO TRUST OR FUND

    The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

15.8  SEVERABILITY

    If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.9  CHOICE OF LAW

    The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

                          SECTION 17.  EFFECTIVE DATE

    The Effective Date is the date on which the Plan is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption.

                                PROXY

               ADVANCED DIGITAL INFORMATION CORPORATION
                       11431 WILLOWS ROAD N.E.
                            P.O. BOX 97057
                        REDMOND, WA 98073-9757

       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 16, 2000
                 THIS PROXY IS SOLICITED ON BEHALF OF
                        THE BOARD OF DIRECTORS

      The undersigned appoints Peter H. van Oppen and Leslie S. Rock, and either of them, with full powers of substitution, attorneys and proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Advanced Digital Information Corporation ("ADIC") to be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington on Wednesday, February 16, 2000 at 10 a.m. Pacific Standard Time and any adjournment or postponements thereof with all powers the undersigned would possess if personally present:

           IMPORTANT -- PLEASE DATE AND SIGN ON THE OTHER SIDE.

    --------------------------------------------------------------------

                           FOLD AND DETACH HERE

    --------------------------------------------------------------------

                                                        Please mark
                                                        your votes as  /x/
                                                        indicated in
                                                        this example

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR THE NOMINEE" IN ITEM 1 AND "FOR" ITEM 2:

1.    ELECTION OF DIRECTORS                                          WITHHOLD
      NOMINEE:   Christopher T. Bayley      FOR the nominee          AUTHORITY
                                                   /  /              to vote for
                                                                     the nominee
                                                                        /  /

2.    APPROVAL OF 1999 STOCK INCENTIVE       FOR       AGAINST       ABSTAIN
      COMPENSATION PLAN                     /  /         /  /           /  /

THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. UNLESS REVOKED OR OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR THE NOMINEE" IN ITEM 1, "FOR" ITEM 2 AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS AT PRESENT KNOWS OF NO OTHER MATTERS TO BE BROUGHT BEFORE THE MEETING.

Signature of Shareholder(s)_______________________ Dated _____________, 2000.

PLEASE SIGN AS YOUR NAME APPEARS. Trustees, Guardians, Personal and other Representatives, please indicate full titles.

             PLEASE DATE AND MAIL IN ENCLOSED POSTAGE-PAID ENVELOPE.
    ------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --